Exhibit 10.2

THE FEDERAL HOME LOAN BANK OF BOSTON

THRIFT BENEFIT EQUALIZATION PLAN

Effective January 1, 1993

As Amended and Restated as of August 1, 2000

THE FEDERAL HOME LOAN BANK OF BOSTON

THRIFT BENEFIT EQUALIZATION PLAN

TABLE OF CONTENTS

ARTICLE I.	DEFINITIONS

1.01	Account
1.02	Adoption Date
1.03	Bank
1.04	Base Salary
1.05	Beneficiary
1.06	Board of Directors
1.07	Code
1.08	Code Limitations
1.09	Committee
1.10	Deferral Agreement
1.11	Effective Date
1.12	Eligible Executive
1.13	Incentive Compensation
1.14	Member
1.15	Plan
1.16	Post-Secondary Education Subaccount
1.17	Qualifying Student
1.18	Retirement Subaccount
1.19	Subaccount
1.20	Thrift Plan
1.21	Valuation Date

ARTICLE II. MEMBERSHIP

ARTICLE III. AMOUNT OF THRIFT BENEFITS

ARTICLE IV. MAINTENANCE OF ACCOUNTS

4.01	Adjustment of Accounts
4.02	Investment Performance Elections
4.03	Changing Investment Elections
4.04	Vesting of Account
4.05	Individual Accounts

ARTICLE V. PAYMENT OF ACCOUNTS

5.01	Commencement of Payment
5.02	Method of Payment

5.03

Hardship

5.04	Death Benefit
5.05	Designation of Beneficiary
5.06	Status of Accounts Pending Distribution
5.07	Installments and Withdrawals Pro-Rata

ARTICLE VI. SUBACCOUNTS

6.01

Qualification for Post-Secondary Education Subaccount

6.02	Treatment of Subaccounts
6.03	Modification of Plan Provisions Applying to Subaccounts
6.04	Special Rules for Post-Secondary Education Subaccounts
6.05	Special One-Time Election

ARTICLE VII.  SOURCE OF PAYMENTS

ARTICLE VIII.  ADMINISTRATION OF THE PLAN

ARTICLE IX.  AMENDMENT AND TERMINATION

ARTICLE X.  GENERAL PROVISIONS

INTRODUCTION

The Benefit Equalization Plan was originally established, effective as of January 1, 1993, to provide certain employees of The Federal Home Loan Bank of Boston (the “Bank”) with the benefits which would have been payable under the Comprehensive Retirement Program of the Financial Institutions Retirement Fund (the “Retirement Fund”), and benefits equivalent to the matching contributions and 401(k) contributions which would have been available under the Financial Institutions Thrift Plan (the “Thrift Plan”), but for (i) the limitations placed on benefits and matching contributions for such employees by Sections 401(a)(17), 401(k)(3)(A)(ii), 401(m), 402(g) and 415 of the Internal Revenue Code of 1986, as amended, and (ii) the exclusion of bonuses, amounts paid under the Bank’s incentive compensation plan and amounts deferred under Sections 4.01 and 4.02 of this Plan from the definition of “Base Salary” under the Retirement Fund and the Thrift Plan. Effective as of January 1, 1997, the Bank deemed it advisable to split the Plan into two plans, one covering retirement-related benefits and the other addressing thrift-related benefits. This Plan as hereinafter set forth is intended to provide the thrift-related benefits previously provided under Article IV of the Plan as in effect on December 31, 1996 and to reflect certain administrative changes. Further, this Plan is now being amended, effective as of August 1, 2000, to permit subaccounts to be established for the purpose of providing financing for post-secondary education for qualifying students and to permit the election of an earlier payment date.

This plan is intended to constitute a nonqualified, unfunded deferred compensation plan for a select group of management or highly compensated employees under Title I of the Employee Retirement Income Security Act of 1974, as amended. All benefits payable under this Plan shall be paid solely out of the general assets of the Bank. No benefits under this Plan shall be payable by the Thrift Plan or its assets.

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ARTICLE I. DEFINITIONS

When used in the Plan, the following terms shall have the following meanings:

1.01         “Account” means the account established and maintained hereunder the record the contributions deferred by the Member and the contributions deemed made on their behalf by the Bank, as adjusted pursuant to Article IV.

1.02         “Adoption Date” means the date the Plan is adopted by the Board of Directors.

1.03         “Bank” means the Federal Home Loan Bank of Boston.

1.04         “Base Salary” means base salary as defined under the Thrift Plan.

1.05         “Beneficiary” means the beneficiary or beneficiaries designed in accordance with Section 5.05 of the Plan to receive the benefit, if any, payable upon the death of a Member of the Plan.

1.06         “Board of Directors” means the Board of Directors of the Bank.

1.07         “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.08         “Code Limitations” means the cap on compensation taken into account by a plan under Code Section 401(a)(17), the limitations on 401(k) contributions necessary to meet the average deferral percentage (“ADP”) test under Code
Section 401(k)(3)(A)(ii), the

limitations on employee and matching contributions necessary to meet the average contribution percentage (“ACP”) test under Code Section 401(m), the dollar limitations on elective deferrals under Code Section 402(g) and the overall limitations on contributions and benefits imposed on qualified plans by Code Section 415, as such provisions may be amended from time to time, and any similar successor provisions of federal tax law.

1.09         “Committee” means the Personnel Committee of the Board of Directors of the Bank, which is authorized to administer the plan.

1.10         “Deferral Agreement” means the agreement under which a Member elects to defer compensation under the Plan in accordance with the provisions of Section 3.06.

1.11         “Effective Date” means January 1, 1993. The effective date of this restatement is August 1, 2000.

1.12         “Eligible Executive” means an employee of the Bank who is a corporate officer and who has been selected to be an Eligible Executive by the Committee.

1.13         “Incentive Compensation” means bonuses and other incentive compensation payments, including any long-term incentive compensation payments, payable to a Member under the Bank’s incentive compensation plan.

1.14         “Member” means any person included in the membership of the Plan as provided in Article II.

1.15         “Plan” means The Federal Home Loan Bank of Boston Thrift Benefit Equalization Plan, as set forth herein or as it may be amended or restated from time to time.

1.16         “Post-Secondary Education Subaccount” means each Subaccount established by a Member for the purpose of providing financing for post-secondary education for a Qualifying Student all as provided in Article VI.

1.17         “Qualifying Student” means any of the Employee’s (a) children, (b) legal spouse, (c) brothers or sisters, or spouses thereof, or their direct lineal descendants.

1.18         “Retirement Subaccount” means the residual remaining in a Member’s Account after disregarding each and every Post-Secondary Education Subaccount established for a Member.

1.19         “Subaccount” means a Member’s Retirement subaccount and all of the Post-Secondary Education Subaccounts established for the Member, or any of them.

1.20         “Thrift Plan” means the Financial Institutions Thrift Plan, a qualified and tax-exempt defined contribution plan and trust under Sections 401(a) and 501(a) of the Code, as adopted by the Bank.

1.21         “Valuation Date” means the last day of each calendar quarter.

ARTICLE II. MEMBERSHIP

2.01         Each Eligible Executive of the Bank shall become a Member of the Plan on the latest of (i) the date on which he is credited with an elective contribution under the Thrift Plan, (ii) the date he is selected as an Eligible Executive, or (iii) the Adoption Date.

2.02         Section 2.01 to the contrary notwithstanding, the Committee may, in its discretion, elect to include an Eligible Executive in the membership of the Plan on the date that he commences employment with the Bank, but no earlier than the Adoption Date.

2.03         A benefit shall be payable under the Plan to or on account of a Member only upon the Member’s retirement, death or other termination of employment with the Bank, except as provided in Section 5.03.

2.04         No employee shall have the automatic right to be selected as an Eligible Executive for any year, or, having been selected as an Eligible Executive for one year, to be considered an Eligible Executive for any other year. If a Member ceases to be an Eligible Executive but continues to be employed by the Bank, he shall continue to have all the rights of a Member of the Plan except that he shall not be eligible to defer any further portion of his compensation under the Plan until he shall again become an Eligible Executive. An Eligible Executive shall cease to be a Member when he has received all amounts to which he is entitled under the terms of the Plan.

ARTICLE III. AMOUNT OF THRIFT BENEFITS

3.01         During each calendar year after 1992 and prior to 1997, if the employee’s 401(k) account contributions under the Thrift Plan for such year have reached the maximum permitted by the Code Limitations as determined by the Committee, and if the employee has elected to reduce his compensation for the current calendar year in accordance with the provisions of Section 3.06, then such employee shall be credited with an elective contribution addition under this Plan equal to the reduction in his compensation made in accordance with such election; provided, however, that the sum of all such elective contribution additions for an employee with respect to any single calendar year shall not be greater than the excess of (a) over (b), where

(a)           is an amount equal to the maximum 401(k) account contributions permitted under the Thrift Plan for the calendar year as determined under the Thrift Plan if its provisions were administered without regard to the Code Limitations and if compensation as defined in the Thrift Plan included any deferrals made under this Section 3.01 or Section 3.02; and

(b)           is an amount equal to his regular account and 401(k) account contributions actually made under the Thrift Plan for the calendar year.

The requirement that a Member have contributed the maximum 401(k) account contributions permitted by the Code Limitations under the Thrift Plan before he shall be eligible to make an election under this Section 3.01 shall not apply to an Eligible Executive who becomes a

Member on his date of hire under Section 2.02 until the date he first becomes eligible to participate in the Thrift Plan.

If the reduction in an employee’s compensation under such election is determined to exceed the maximum allowable elective contribution additions for such year, the excess and any related earnings credited under Article IV shall be paid to such employee within the first two and one-half months of the succeeding calendar year.

3.02         During each calendar year after 1993 and prior to 1998, if a portion of an employee’s regular account contribution or 401(k) account contribution to the Thrift Plan for the preceding year is returned to an employee after the end of such preceding year on account of the Code Limitations, and if the employee has elected in accordance with the provisions of Section 3.06 to reduce his compensation for the current year by an amount up to the sum of such Thrift Plan contributions and related earnings returned to him for the preceding year, then such employee shall be credited with a makeup contribution addition under this Plan equal to the reduction in his compensation made in accordance with such election.

3.03         For each calendar year after 1992 and prior to 1997, a Member may elect, in accordance with the provisions of Section 3.06, to defer from 2% to the “maximum deferral percentage” (as hereinafter defined), in multiples of 1%, of the Incentive Compensation otherwise payable to him for such year. The “maximum deferral percentage” means the maximum deferral percentage of Base Salary a member of the Thrift Plan may elect to contribute as 401(k) account contributions to the Thrift Plan for the applicable calendar year, determined without regard to any Code Limitations. A Member who has made an election under this Section 3.03 shall be credited with an incentive compensation contribution addition under the plan equal to the reduction in his compensation made in accordance with such election.

3.04         For each calendar year after 1996, if a Member’s 401(k) account contributions under the Thrift Plan for such year have reached the maximum permitted by the Code Limitations as determined by the Committee and if the employee has elected to reduce his compensation for the current calendar year in accordance with the provisions of Section 3.06, then the Member’s Base Salary earned for periods beginning after the date such Limitations are reached shall be reduced by the applicable percentage elected by the Member. Such percentage may be from 1% to 100%, in multiples of 1% (except that the 1% multiple limitation shall not apply to Base Salary earned in the payroll period in which the Limitations are reached). A Member who has made an election under this Section 3.04 shall be credited with an elective contribution addition under the Plan equal to the reduction in his compensation made in accordance with such election.

3.05         Subject to the provisions of Section 3.06, for each calendar year after 1996, a Member may defer form 1% to 100%, in multiples of 1%, of the Incentive Compensation otherwise payable to him for such year. A Member who has made an election under this Section 3.05 shall be credited with an incentive compensation contribution addition under the Plan equal to the reduction in his compensation made in accordance with such election.

3.06         A Member’s elections under Sections 3.01, 3.02, 3.03, 3.04 and 3.05 shall be made in accordance with the following provisions:

(a)           The Committee shall provide each Member with a Deferral Agreement at least 30 days prior to the commencement of the calendar year in which compensation is to be earned and paid. Each Member shall execute and deliver the Deferral Agreement to the Committee no later than the last business day preceding the calendar year in which compensation is to be earned and paid, except that an election with respect to Incentive Compensation under Section 3.03, or 3.05 may be made on or before the last business day of December of the calendar year preceding the calendar year in which the Incentive Compensation is paid.

(b)           Notwithstanding the above, an Eligible Executive who becomes eligible to participate during a calendar year may execute a Deferral Agreement with respect to his elections under Sections 3.01, 3.02 and 3.04 within 30 days of the date he becomes eligible to participate. An individual who is an Eligible Executive immediately prior to the Adoption Date may file a Deferral Agreement with the Committee with in such period prior to the Adoption Date and in such manner as the Committee may prescribe. With respect to Sections 3.01, 3.02 and 3.04, the Deferral Agreement made under this paragraph (b) shall only apply to compensation earned by the Member in the payroll periods beginning on or after the later of the date such Agreement is submitted to the Committee or the Adoption Date.

(c)           The Deferral Agreement shall provide for separate elections with respect to elective contribution additions under Section 3.01 and 3.04, and incentive compensation contribution additions under Section 3.03 and 3.05.

(d)           An Eligible Executive’s election on his Deferral Agreement of the rates at which he authorizes deferrals under Sections 3.01, 3.02, 3.03, 3.04 and 3.05 shall be irrevocable for the calendar year for which the deferral is elected. Notwithstanding the foregoing, a Member may, in the event of an unforeseeable emergency which results in a severe financial hardship, request a suspension of his salary deferrals under the Plan. The request shall be made in a time and manner determined by the Committee. The suspension shall be effective with respect to the portion of the calendar year remaining after the Committee’s determination that the Member has incurred a severe financial hardship. The Committee shall apply standards, to the extent applicable, identical to those described in Section 5.03 in making its determination.

(e)           A member shall not be entitled to make deferrals under this Plan on or after attaining the age, if any, which he has designated under Section 5.01(a)(ii) or (iii) for the purpose of commencing distribution of his Account.

(f)            In its sole discretion, the Committee may establish such other maximum or minimum limits on the amount of elective contribution additions and incentive compensation contribution additions a Member may make under Sections 3.04 and 3.05 as it deems appropriate. Members shall be given written notice of any such limits at least seven days prior to the date they take effect.

3.07         For each elective contribution addition credited to a Member’s Account under Sections 3.01 and 3.04, such Member’s Account shall also be credited with a matching contribution addition under this Plan equal to the matching contribution, if any, that would be credited under the Thrift Plan with respect to such amount if contributed to the Thrift Plan, determined as if the provisions of the Thrift Plan were administered without regard to the Code Limitations and determined after taking into account the Member’s actual contributions to and actual matching contributions under the Thrift Plan. For each makeup contribution addition credited to a Member’s Account under Section 3.02, such Member’s Account shall also be credited with a matching contribution addition under this Plan equal to the matching contribution, if any, that was lost under the Thrift Plan with respect to the contributions returned for the preceding calendar year. For each incentive compensation contribution addition credited to a Member’s Account under Sections 3.03 and 3.05, such Member’s Account shall also be credited with a matching contribution addition under this Plan equal to the matching contribution, if any, that would be credited under the Thrift Plan with respect to such amount if contributed to the Thrift Plan, determined as if the provisions of the Thrift Plan were administered without regard to the Code Limitation and on the basis that Base Salary under the Thrift Plan included Incentive Compensation in the year payable.

3.08         The Committee shall maintain an Account on the books and record of the Bank for each employee who is a Member by reason of amounts credited under Sections 3.01, 3.02, 3.03,

3.04, 3.05 and 3.07. The elective contribution additions, makeup contribution additions, incentive compensation contribution additions and matching contribution addition of a Member under Sections 3.01, 3.02, 3.03, 3.04, 3.05 and 3.07 shall be credited to the Member’s Account as soon as practical after the date that the compensation reduced under Section 3.01, 3.02, 3.03, 3.04 and/or 3.05 would otherwise have been paid to such Member.

3.09         As of each Valuation Date, the Account of each Member shall be credited or debited on the books of the Bank with the earnings, gains, or losses that would have been generated if assets equal to each Member’s Account had been invested in accordance with the provisions of Article IV.

ARTICLE IV. MAINTENANCE OF ACCOUNTS

4.01        Adjustment of Accounts

(a)           Subject to the provisions of paragraphs (b) and (c) below, the Account of a Member shall be credited from time to time with interest at the rate equivalent to the yield on the Bank’s average earning assets.

(b)           As an alternative to crediting the Account of a Member with interest or other investment returns under paragraph (a) above, the Member may elect that his Account be deposited in a split dollar life insurance policy. The investment performance of the Member’s Account shall then be measured in accordance with the terms of such policy.

(c)           In addition to the investment return credit specified in paragraph (a) and the investment option offered under paragraph (b) above, the Committee may designate from time to time one or more phantom investment funds with may be used to measure the investment performance of Accounts. The designation of any such phantom investment funds shall not require the Bank to invest or carmark its general assets in any way. The Committee may change the designation of investment funds from time to time, in its sole discretion.

4.02        Investment Performance Elections

In the event the Committee designated one or more investment funds under Section 4.01(c), each Member who has not made an election under Section 4.01(b) above may file an investment election with the Committee with respect to the investment of his Account within such time period and on such form as the Committee may prescribe. The election shall designate the investment fund or funds which shall be used to measure the investment performance of the Member’s Account. In the event an Member fails to make an election under this Section 4.02 when first eligible, any subsequent election made under this Section 4.02 shall be effective as of the first business day of the calendar quarter next following the date the election is filed. The election shall be in increments of 1%. If a Member fails to make an election under this Section 4.02 (and Section 4.01(b) above does not apply), the Member’s Account shall be adjusted in accordance with the provisions of Section 4.01(a) above.

4.03        Changing Investment Elections

(a)           A Member may change his election under Sections 4.01(a) and 4.02 with respect to his future contributions to his Account by filing an appropriate written notice with the Committee. The notice shall be effective as of the first business day of calendar quarter following the date the notice is field with the Committee.

(b)           A Member may change his election under Sections 4.01(a) and 4.02 with respect to the measurement of the future investment performance of his existing Account balance, by filling an appropriate written notice with the Committee. The election shall be effective as of the first business day of the calendar quarter following the date the notice is filed with the Committee.

4.04        Vesting of Account

The Member shall be fully vested in his Account.

4.05        Individual Accounts

The committee shall maintain, or cause to be maintained, records showing the individual balances of each Account.  At least once a year, each Member shall be furnished with a statement setting forth the value of his Account.

ARTICLE V. PAYMENT OF ACCOUNTS

5.01        Commencement of Payment

(a)           Except as otherwise provided in this Article or in Article VI relating to Post-Secondary Education Subaccounts, the distribution of the Member’s Account shall commence as soon as practicable after the Valuation Date coincident with or next following the occurrence of (i), (ii), (iii) or (iv) below, as elected by the Member on his initial Deferral Agreement:

(i)            the Member’s termination of employment with the Bank,

(ii)           any stated date, as long as, on that date, the Member has attained age 50 but not age 70%

(iii)          the earlier of (i) or (ii) above, or

(iv)          the later of (i) or (ii) above.

In the event a Member elects either (ii) or (iii) above, he may not elect a date less than three (3) years subsequent to the date he makes the election. In the event a Member fails to make an election under this paragraph (a), he shall deemed to have elected to have payment made in accordance with subparagraph (i) above. In addition, an Eligible Executive who is a Member on December 31, 1996 shall be deemed to have elected payment made in accordance with subparagraph (i) above.

(b)           In lieu of a distribution as described in paragraph (a) above, a Member may elect on his initial Deferred Agreement that payment of his Account commence as soon as practicable following the January 1 coincident with or next following the date the Member incurs the distributable event elected by the Member under paragraph (a) above.

(c)           A Member may change his designation of the event which entitles him to distribution of his entire Account provided that such election shall not be effective until the January 1 of the second calendar year following the calendar year in which such election is received by the Committee and provided payment would not otherwise be made prior to the effective date.

5.02        Method of Payment

(a)           A Member’s Account shall be distributed to him, or in the event of his death to his Beneficiary, in a cash single sum payment. Notwithstanding the foregoing, a Member may elect to receive distribution of his Account in installments over a period not to exceed ten (10) years installments shall be payable as of January 1 and July 1, and the amount of each installment shall equal the balance in the Account as of the Valuation Date of determination, divided by the number of remaining installments (including the installment being determined). The election of a form of payment shall be made on the Member’s initial Deferral Agreement and shall be irrevocable except as provided in paragraph (b) below. An Eligible Executive who is a Member on December 31, 1996 shall be deemed to have elected payment in a lump sum.

(b)           Notwithstanding paragraph (a) above, a Member or former Member may change the form in which his Account is distributed, no more than once in any calendar year, by filing with the Committee an amendment to his Deferral Agreement. The change shall be limited to those forms of distribution described in paragraph (a) above, shall be subject to approval of the Committee and shall be effective as of the January 1 of the second calendar year following the calendar year in which such election is received by the Committee.

5.03        Hardship

(a)           While employed by the Bank, a Member may, in the event of a severe financial hardship, request a withdrawal from his Account. The request shall be made in a time and manner determined by the Committee, shall not be for a greater amount than the lesser of (i) the amount required to meet the financial hardship, or (ii) the amount of his Account, and shall be subject to approval by the Committee.

(b)           For Purposes of this Section 5.03, financial hardship shall include:

(i)            sudden and unexpected illness or accident of the Member or his dependents, resulting in severe financial hardship to the Member;

(ii)           loss of the Member’s personal property due to a casualty;

(iii)          any other extraordinary and unforeseeable circumstances of the Member arising as a result of events beyond the control of the Member and approved by the Committee if such circumstances would result in a present or impending critical financial need which the Member is unable to satisfy with funds reasonably available from other sources.

5.04        Death Benefit

In the event a Member dies in service or after terminating service but prior to receiving his entire Account balance, any balance remaining in his Account shall be paid in one lump sum payment to his Beneficiary as soon as practicable after the Valuation Date coincident with or next following his date of death.

5.05        Designation of Beneficiary

(a)           Each Member of the Plan may file with the Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon his death. The Member may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Member’s death, and in no event shall it be effective as a date prior to such receipt.

(b)           If no such Beneficiary designation is in effect at the time of a Member’s death, or if no designated Beneficiary survives the Member, or if, in the opinion of the Committee, such designation conflicts with applicable law, the Member’s estate shall be deemed to have been designated his Beneficiary and shall be paid the amount, if any, payable under the Plan upon the Member’s death. If the Committee is in doubt as to the right of any person to receive such amount, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Bank therefor.

5.06        Status of Accounts Pending Distribution

Pending distribution, a terminated Member’s Account shall continue to be credited with earnings and losses as provided in Article IV. The former Member shall be entitled to change his investment election under Section 4.03(b) to the same extent as if he were a Member of the Plan.

5.07        Installments and Withdrawals Pro-Rata

In the event of an installment payment or hardship withdrawal, such payment or withdrawal shall be made on a pro-rata basis based on the portion of the Member’s existing applicable Account balance which is subject to different measures of investment performance.

ARTICLE VI. SUBACCOUNTS

6.01        Qualification for Post-Secondary Education Subaccount

An Employee may request that the Committee establish a Post-Secondary Education Subaccount for the Provision of the costs and expenses of providing post-secondary education for any person who is a Qualifying Student by duly completing, executing, and filing with the Committee such request on an appropriate form designated by the Committee. The Committee may condition its approval of any Post-Secondary Education Subaccount upon such evidence to the Committee as the Committee may deem appropriate. A separate Post-Secondary Education Subaccount shall be established for each Qualifying Student approved by the Committee. Each Post-Secondary Education Subaccount the Committee approves for an Employee shall be established as of the start of the calendar year following the calendar year during which the Committee’s approval occurs; provided however, that in the event the Committee’s approval for a Post-Secondary Education Subaccount occurs after December 14 of a calendar year, then such Post-Secondary Education Subaccount shall be established as of the start of the second calendar year following the calendar year during which such Committee approval occurred. The portion of an Employee’s Account not credited to one or more of his or her Post-Secondary Education Subaccounts is the Employee’s Retirement Subaccount.

6.02        Treatment of Subaccounts

Except as provided in the following provisions of this Article 6, each Subaccount of an Employee shall be treated as a separate Account under the Plan.

6.03        Modification of Plan Provisions Applying to Subaccounts

(a)           Respecting Article III of the Plan Involving Payments to the Plan. The overall limits on the maximum amounts of elective and incentive compensation contribution additions under Section 3.04 and 3.05 shall apply with respect to all of the Employee’s Subaccounts as if all such Subaccounts were a single Account under the Plan. A Member may designate the total amount and allocation of elective contribution additions, incentive compensation contribution additions, and matching contribution additions among his Subaccounts by completing, executing, and filing with the Committee the appropriate form designated by the Committee by December 15 of the calendar year before the calendar year in which the change is to be effective. However, no contribution additions may be allocated to a Post-Secondary Education Subaccount following the date designated for distribution of such Subaccount under paragraph (b) below. In the event a Member evidences severe financial hardship for a year, then all Deferrals to all of the Member’s Subaccount’s shall be stopped.

(b)           Respecting Article V of the Plan Involving Distribution and Withdrawals to Members. The distribution event date for each of the Employee’s Post-Secondary Education Subaccount shall be any distribution event date irrevocably specified by the Employee that is no less than three years following the date the first amount is actually credited to that Post Secondary Education Subaccount, upon daily completing, executing, and filing with the Committee the appropriate form designated by the Committee no later than the time such Post-Secondary Education Subaccount is established, provided, however, that notwithstanding the distribution date elected by the Member, in no event may payment under this paragraph (b) commence later than the date payments comments under Section 5.01. No later than the establishment of a Post-Secondary Education Subaccount by an Employee for a Qualifying Student, the Employee shall also irrevocably designate for such Subaccount on such form a semi-annual installment form of payment for a period that is not less than eight semi-annual installments and no more than 12 semi-annual installments. Separate elections under the foregoing provisions of this Section 6.03(b) will be made for each Post-Secondary Education Subaccount established for an Employee. No withdrawals before the distribution event date may be made from any Post-Secondary Education Subaccount except as provided in Section 5.03. In the event an Employee fails to designate either the timing or form of distribution of any Post-Secondary Education Subaccount established for the Employee, then any amounts that are or would have been allocated to such Subaccount shall be credited instead to the Member’s Account or Retirement Subaccount, as the case may be. All of an Employee’s Subaccounts shall be treated as a single Account under the Plan for purposes of any death benefit payable under the Plan.

6.04        Special Rules for Post-Secondary Education Subaccounts

A Member may elect to dissolve any Post-Secondary Education Subaccount be elected to establish for a Qualifying Student and to transfer the balance of that Subaccount in multiples of 10 percent of such balance to his other Subaccounts, or 100 percent of such balance to his Account, as the case may be, duly completing, executing, and filing with the Committee an appropriate form designated by the Committee; provided however, that for an election to dissolve a Post-Secondary Education Subaccount to be effective, a full calendar year must pass between the calendar year during which the Member duly makes to dissolution election and the calendar year during which distribution of any portion of such Post-Secondary Education Subaccount is first to become payable; and provided further that in the absence of such elective allocation of the balance of the Post-Secondary Education Subaccount upon its dissolution, that balance shall be transferred in its entirety to the Employee’s Account or Retirement Subaccount, as the case may be. In no other event may transfers be made among the Member’s Subaccounts.

6.05        Special One-Time Election

Notwithstanding the provisions of Sections 6.01 and 6.03, a Member on August 1, 2000, whose distribution date in effect under Section 5.01 is on or after January 1, 2002, may elect during the 45 day period commencing on August 1, 2000 to establish one or more Post-Secondary Education Subaccounts effective as of October 1, 2000, and to specify the percentage of the remaining elective contribution additions, for the 2000 Plan Year to be allocated to such Subaccount(s). In addition, such Member may elect during the 45-day election period to transfer all or a portion of his then existing Account balance attributable to elective contribution additions, incentive compensation contribution additions and matching contribution additions to such Post-Secondary Education Subaccount(s). Commencing October 1, 2000, only subsequent contributions may be allocated to a Post-Secondary Education Subaccount in accordance with the provisions of Section 6.01 and 6.03.

ARTICLE VII. SOURCE OF PAYMENTS

7.01        All payments of benefits under the Plan shall be paid from, and shall only be a general claim upon, the general assets of the Bank, notwithstanding that the Bank, in its discretion, may establish a bookkeeping reserve or a grantor trust (as such term is used in Code Sections 671 through 677) to reflect or to aid it in meeting its obligations under the Plan with reflect to any Member or prospective Member or beneficiary. No benefit whatever provided by the Plan shall be payable from the assets of the Thrift Plan.

7.02        No Member shall have any right, title or interest whatever in or to any investments which the Bank may make or any specific assets which the Bank may reserve to aid it in meeting its obligations under the Plan. To the extend that any person acquires a right to receive payments from the Bank under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Bank.

ARTICLE VIII. ADMINISTRATION OF THE PLAN

8.01        The Committee shall have general authority over and responsibility for the administration and interpretation of the Plan. The Committee shall have full power and discretionary authority to interpret and construe the Plan, to make all determinations considered necessary or advisable for the administration of the Plan and any trust refereed to in Article VII, and the calculation of the amounts of benefits payable thereunder, and to review claims for benefits under the Plan. Unless arbitrary or capricious, the Committee’s interpretations and constructions of the Plan and its decisions or actions thereunder shall be binding and conclusive on all persons for all purposes.

8.02        If the Committee deems it advisable, it shall arrange for the engagement of legal counsel and certified public accountants (who may be counsel or accountants for the Bank), and other consultants, and make use of agents and clerical or other personnel, for purposes of the Plan. The Committee may rely upon the written opinions of such counsel, accountants and consultants, and upon any information supplied by the Thrift Plan for purposes of Sections 3.01, 3.02 and 3.03 of the Plan, and delegate to any agent or to any sub-committee or Committee member its authority to perform any act hereunder, including without limitations those matters involving the exercise of discretion; provided, however, that such delegation shall be subject to revocation at any time at the discretion of the Committee. The Committee shall report to the Board of Directors, or to a committee designated by the Board, at such intervals as shall be specified by the Board of such designated committee, with regard to the matters for which it is responsible under the Plan.

8.03        No Committee member shall be entitled to act on or decide any matters relating solely to such member or any of his rights or benefits under the Plan.

8.04        The Committee member shall be reimbursed for any reasonable expenses incurred in connection with his services as a Committee member. No bond or other security bond be required of the Committee or any member thereof in any jurisdiction.

8.05        All Claims for benefits under the Plan shall be submitted in writing to the Chairman of the Committee. Written notice of the decision on each such claim shall be furnished with reasonable promptness to the Member or his Beneficiary (the claimant). The claimant may request a review by the Committee of any decision denying the claim in whole or in part. Such request shall be made in writing and filed with the Committee within 30 days of such denial. A request for review shall contain all additional information which the claimant wishes the Committee to consider. The Committee may hold any hearing or conduct any independent investigation which it deems desirable to render its decision, and the decision on review shall be made as soon as feasible after the Committee’s receipt of the request for review. Written notice of the decision on review shall be furnished to the claimant. For all purposes under the Plan, such decisions on claims (where no review is requested) and decisions on review (where review is requested) shall be final, binding and conclusive on all interested persons as to all matters relating to the Plan.

8.06        All expenses incurred by the Committee in its administration of the Plan shall be paid by the Bank.

ARTICLE IX. AMENDMENT AND TERMINATION

9.01        The Board of Directors may amend, suspend or terminate, in whole or in part, the Plan without the consent of the Committee, any Member, beneficiary or other person, except that no amendment, suspension or termination shall retroactively impair or otherwise adversely affect the rights of any Member, Beneficiary or other person to benefits under the Plan which have accrued prior to the date of such action, as determined by the amendment or take any other action which may be necessary or appropriate to facilitate the administration, management and interpretation of the Plan or to conform the Plan thereto, provided any such amendment or action does not have a material effect on the then currently estimated cost to the Bank of maintaining the Plan.

ARTICLE X. GENERAL PROVISIONS

10.01      The Plan shall be binding upon and inure to the benefit of the Bank and its successors, and assigns and the Members, and the successors, assigns, designees and estates of the Members. The Plan shall also be binding upon and inure to the benefit of any successor bank or organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan shall preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another bank which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of Members’ rights under the Plan in any agreement or plan which it may enter into to effect any such merger, consolidation, reorganization or transfer of assets. In such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Bank, the term Bank shall refer to such other bank and the Plan shall continue in full force and effect.

10.02      Neither the Plan nor any action taken thereunder shall be construed an giving to a Member the right to be retained in the employ of the Bank or as affecting the right of the Bank to dismiss any Member from its employ.

10.03      The Bank shall withhold or cause to be withheld from all benefits payable under the Plan all federal, state, local or other taxes required by applicable law to be withheld with respect to such payments.

10.04      No right or interest of a Member under the Plan may be assigned, sold, encumbered, transferred or otherwise disposed of and any attempted disposition of such right or interest shall be null and void. Further, no right or interest of a Member may be reached by any creditor of the Member.

10.05      If the Committee shall find that any person to whom any amount is or was payable under the Plan is unable to care for his affairs because of illness or accident or because he is a minor, then any payment, or any part thereof, due to such person (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Committee is so inclined, be paid to such person’s spouse, child or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be in complete discharge of the liability of the Plan and the Bank therefor.

10.06      All elections, designations, requests, notices, instructions, and other communications from a Members, beneficiary or other person to the Committee required or permitted under the Plan shall be in such formats is prescribed from time to time by the Committee and shall be mailed by first class mail or delivered to such locations shall be specified by the Committee and shall be deemed to have been given and delivered only upon actual receipt thereof at such location.

10.07      The benefits payable under the Plan shall be in addition to all other benefits provided for employees of the Bank and shall not be deemed salary or other compensation by the Bank for the purpose of computing benefits to which he may be entitled under any other plan or arrangement of the Bank.

10.08      No Committee member shall be personally liable by reason for any instrument executed by him or on his behalf, or action taken by him, in his capacity as a Committee member nor for any mistake of judgment made in good faith. The Bank shall indemnify and hold harmless the Plan and each Committee member and each employee, officer or director of the Bank or the Plan, to whom any duty, power, function or action in respect of the Plan may be delegated or assigned, or from whom any information is requested for Plan purposes, against any cost or expense (including fees of legal counsel) and liability (including any sum paid in settlement of a claim or in legal action with the approval of the Bank) arising out of anything done or omitted to be done in connection with the Plan, unless arising out of such person’s fraud or bad faith.

10.09      As used in the Plan, the masculine gender shall be deemed to refer to the feminine, and the singular person shall be deemed to refer to the plural, whenever appropriate.

10.10      The captions preceding the Sections of the Plan have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provisions of the Plan.

10.11      The Plan shall be continued according to the laws of the State of Massachusetts in effect from time to time.

IN WITNESS WHEREOF, THE FEDERAL HOME LOAN BANK OF BOSTON has caused this restatement of the Plan to be executed effective as of                                 .

THE FEDERAL HOME LOAN BANK OF BOSTON

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